Exhibit 10.12

AMENDMED AND RESTATED EMPLOYMENT AGREEMENT

This amended and restated employment agreement (the “Agreement”) dated as of August 3, 2017 (the “Signing Date”), by and between XTL Biopharmaceuticals Ltd., an Israeli company with its principal offices in 5 Ha'haroshet St., Ra'anana 43656, Israel, (the “Company”), and Joshua Levine, I.D. Number: 321903650, an individual whose address is 25 Ahi Dakar St., Ra'anana 4325962, Israel (the "Employee").

W I T N E S S E T H:

WHEREAS, the Employee has served as Chief Executive Officer of the Company since October 15, 2013 and the Company desires to continue to employ Employee as its Chief Executive Officer (the “Position”), and Employee desires to be employed by the Company in such capacity, on the terms and conditions set forth below:

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the parties hereto agree as follows:

It is hereby agreed by and between the parties as follows:

1.	Preamble

The preamble to this Agreement and any attachments hereto are an integral part of this Agreement.

2.	Job Description

The Company hereby employs the Employee, and Employee hereby accepts employment, to serve in the position of the Chief Executive Officer of the Company. The Employee shall be responsible for the general management of the Company and shall report directly to the Board of Directors of the Company (the “Board”). The description of responsibilities set forth herein shall serve as a general statement of the duties, responsibilities and authority of the Employee. Additional duties, responsibilities and authority may be assigned to the Employee by the Board, from time to time in its sole discretion.

3.	Working Hours

The Employee shall be employed by the Company on a full-time capacity basis, provided however, that upon mutual agreement of the Compensation Committee, the Board and the Employee, the Employee's employment capacity may be reduced up to a 50% capacity and in such event, the Monthly Salary (as defined below) and other ancillary benefits whose calculation is based on the Monthly Salary (excluding payments due Employee under Sections 5.2 and 6.1 below) to which the Employee is entitled under this Agreement shall be increased or decreased on a pro rata basis. Without derogating from the above said, the parties mutually agree that commencing on Effective Date the employment capacity of the Employee under this Agreement shall be on a part time basis of 50% capacity. The Employee agrees that his position is considered to be a management position as defined in the Hours of Work and Rest Law – 1951, which requires a special measure of personal trust. Accordingly, the provisions of the Hours of Work and Rest Law – 1951 shall not apply and the Employee shall not be entitled to receive any additional payment for his work other than those that are set forth in this Agreement.

4.	Term of Agreement

This Agreement shall be effective upon its approval by the Company's shareholders and shall remain in effect until terminated by either party in accordance with Section 6 below. Until shareholders approval is obtained, the terms of this Agreement as in effect prior to this amendment and restatement shall continue in full force and effect. Assuming the approval of the Company's shareholders, this Agreement shall take retroactive effect for its approval date by the Board (the: ”Effective Date”).

5.	Remuneration Terms and Conditions

5.1.	The annual gross salary of the Employee, on the basis of full time (100%) capacity, shall be NIS 480,000 (the “Annual Salary”). The Annual Salary shall be paid to the Employee in monthly installments of NIS 40,000 per month (the “Monthly Salary”). In the event the Employee employment capacity is reduced to a lower capacity in accordance with Section 3 here above the Monthly Salary, and for avoidance of doubt any ancillary benefits whose calculation is based on the Monthly Salary (excluding payments due Employee under Sections 5.2 and 6.1 below) shall adjusted on a pro rata basis (i.e. if the employment capacity is reduced to 50%, the Monthly Salary shall be reduced to NIS 20,000 per month).

5.2	In any event of a transaction with a third party regarding the Lupus and/or HCDR1 product, alone or as part of a combination therapy for any indication (such as sale/cooperation/joint trial) provided that on such date the Employee is employed by the Company, the Employee shall be entitled to :(i) a onetime cash bonus equal of NIS 180,000 and (ii) immediate vesting of all of the Options (as defined below

5.3	The Employee shall not be entitled to receive from the Company any salary or payment of any kind other than as specifically set forth in this Agreement or properly authorized as required by law.

5.4.	Other Terms of Employment

5.4.1.	Expenses: The Employee shall be entitled, in accordance with the Company’s standard policy in effect from time to time, to be reimbursed for expenses (Hotza’ot Eshel, and any other expenses incurred by the Employee for business-related activities, including but not limited to parking expenses, guest hosting, taxis, etc.) incurred in Israel and abroad in connection with Company business against receipt by the Company of appropriate vouchers, receipts or other proof of the Employee’s expenditures.

5.4.2.	Continuing Education Fund: The Employee shall be entitled to participate in the Company’s continuing education fund (Keren Hishtalmut). The Company shall contribute an amount equal to seven and a half percent (7.5%) of the Employee’s Monthly Salary and shall deduct two and a half percent (2.5%) of the Employee’s Monthly Salary and transfer it as the Employee’s contribution. The Employee consents to the deduction of this amount as his contribution to the continuing education fund. These contributions will be calculated on the full amount of the Monthly Salary paid to the Employee and in the event that such amount exceeds the amounts permissible tax-exempt salary ceiling according to the income tax regulations in effect from time to time, then any amounts in excess of the permissible tax-exempt salary ceiling, will be paid to the Employee in addition to his Monthly Salary and will not be paid into the continuing education fund.

5.4.3.	Reserve Duty: The Employee shall be entitled to receive his full Annual Salary and other payments while performing reserve duty, provided that any amount received by the Employee from the I.D.F. or any other source (excluding Damei Calcala) is transferred to the Company or, in the alternative, an amount equal to that received from the I.D.F. or any other source is deducted from the Annual Salary payable to the Employee.

5.4.4.	Annual Leave and Damei Havra’a: The Employee shall be entitled to twenty-four (24) working days of paid annual leave each year. The Employee shall not be allowed to accrue more than thirty (30) working days of annual leave except in unusual circumstances and with the permission of the Company. Any accrued and unused vacation days can be redeemed by the Employee in accordance with the provisions of the Annual Leave Law – 1951. In addition, the Employee shall be entitled to paid leave on the major national and religious holidays celebrated in Israel, and in accordance with the normal practice of the Company in effect from time to time. The Company shall also pay the Employee an amount equivalent to five (5) days of damei havra’a each year in accordance with the law and the normal practice of the Company in effect from time to time.

5.4.5.	Sickness and Disability Insurance: The Employee shall be entitled to the number of days for sick leave permitted by law. Compensation for sick days utilized shall be paid according to his Annual Salary only upon the presentation of medical documentation as required by the Company. As detailed under Section 5.5.1 below, the Employee shall be covered by disability insurance that provides monthly compensation. Notwithstanding the foregoing, the Employee shall not be entitled to receive compensation for sick leave if such compensation is covered by the Employee’s disability insurance referred to above. However, should the amounts received by the Employee pursuant to such disability insurance be less than the amount that is properly payable as compensation for the Employee’s available sick leave, according to the Annual Salary, the Company shall pay the difference. It is understood and agreed that unused sick leave cannot be redeemed by the Employee. For the avoidance of doubt, it is understood and agreed that the payments made by the Company in consideration of sick leave covers all obligations of the Company pursuant to the Sick Leave Law – 1976.

5.5.	Pension Benefits and Severance Payments

5.5.1	Managers Insurance. Within ten days after the end of each month during the employment of Employee hereunder (or such other day as is consistent with the Company’s general practices), the Company shall pay an aggregate amount equal to 14-1/3% of the Employee’s Monthly Salary for the preceding month to a Managers Insurance (Bituach Menahalim) policy (the “Policy”) and/or a comprehensive pension plan (“Pension Plan”) through an agency and with an insurance company or a pension fund to be selected by the Employee, to be divided as follows: 8-1/3% towards severance (the “Company’s Severance Contribution”) and 6% toward provident (compensation). In addition to the 14-1/3% mentioned above, at the beginning of each month the Company shall deduct from the Monthly Salary of Employee an amount equal to 5.5% of the Employee’s Monthly Salary for the preceding month, and shall pay such amount as premium payable in respect of the provident compensation component of Policy. In addition, the Company shall also pay up to 2.5% of the Employee’s Monthly Salary towards loss of (working capacity) disability insurance (depending on the cost to the Company necessary to provide coverage). In the event the Employee elects to be insured under a Pension Plan, the allocations shall be modified in accordance with the Pension Plans policies, provided, in any event they do not exceed the amounts set forth above.

5.5.2	Notwithstanding anything contained in this Agreement the following shall apply in the event of the termination of the employment under this Agreement:

(a)	Section 14 of the Severance Compensation Law – 1963.

(i)	It is hereby agreed that upon termination of employment under this Agreement, the Company shall release to the Employee all amounts accrued in the Managers Insurance on account of both the Company’s and Employee’s contributions. It is hereby clearly agreed and understood that the amounts accrued in the Managers Insurance on account the Company’s contribution [i.e. 14.33% of each Monthly Salary payment] shall be in lieu and in full and final substitution of any severance pay the Employee shall be or become entitled to under any applicable Israeli law.

(ii)	The Company hereby waives in advance any right to any amounts accrued in the Managers Insurance, unless the Employee is either not entitled to Severance Pay according to Section 17 of the Severance Compensation Act, 1963, or has withdrawn amounts from the Managers Insurance not due or as a result of an “Entitling Event”, as such term is defined in the General Approval of the Labor Minister, dated June 30, 1998, issued in accordance to the said Section 14 (the “General Approval”).

(iii)	Sub-Sections (i) and (ii) are in accordance with Section 14 of the Severance Compensation Act, 1963 and the General Approval, a copy of which is attached hereby to this Schedule A as Exhibit A.

5.6.	Company Automobile.

The Company will either (1) provide a leased, Group 4 (or equally priced), automobile to the Employee, and will place such automobile at the disposal of the Employee under the terms of the Company’s general leasing plan (to be provided to the Employee upon provision of the automobile), for as long as the Employee is employed by the Company or (2) pay the equivalent amount to the Employee for use of his own car. The Company will bear all expenses of the automobile, including gasoline, but excluding any traffic or parking fines resulting from the use of such automobile. All tax consequences resulting from the use of such automobile by the Employee shall be his sole and exclusive responsibility.

5.7.	Cellular Phone. The Company shall provide and maintain for the Employee a cellular telephone for as long as the Employee is employed by the Company. It is agreed that the Employee may transfer his own current cellular phone number to the Company. Upon cessation of the Employee’s employment with the Company for whatever reason, the Company agrees to return to the Employee his cellular phone number. The costs of such transfer of the cellular phone number to the Company and back to the Employee shall be borne by the Company. All tax consequences resulting from the usage of the cellular phone by the Employee shall be borne by the Company.

5.8.	Grant of Stock/Share Options

5.8.1	The Employee shall be issued 1,000,000 options to purchase 1,000,000 ordinary shares of the Company of nominal value of NIS 0.1, available through the Company’s ESOP (as defined below) (the “Options”), subject to any dilution and subject to the following conditions:

(1)       The Options shall vest on a quarterly basis over 36 months with a one year cliff, so that 1/3 of the Options shall vest following the lapse of 12 months from the Effective Date (the “First Anniversary”) and thereafter 1/12 of the Options (83,333 Options) shall vest on the last day of each three month period), provided that on such date the Employee is still employed by the Company. All Options will be vested at the end of 36 months as of the Effective Date (the “Vesting Period”). Options shall be exercisable for a period of 120 months from the Effective Date. All vested Options shall remain exercisable for a period of 12 months from the end or termination of the employment under this Agreement (excluding if the termination is for Just Cause, in such case all unvested shall expire immediately, and all unvested Options shall expire immediately upon such date).

(2)       The exercise price of the Options is NIS 0.11 each, non-linked to the CPI (the “Exercise Price”).

(3)       The Options shall be granted in accordance with an Option Agreement to be signed between the Employee and the Company and shall be at all times subject to (i) all the terms of the Company's current Share Option Plan (“ESOP”), (ii) any terms and conditions as shall be determined and altered from time to time by the Board or any of its committees and meeting of the shareholders of the Company, as applicable, in accordance with the terms of the ESOP, and (iii) any reasonable and customary lock-up agreement the Company may enter from time to time with investment banks or underwriters in connection with an offering of its securities.

However, any such alteration shall not derogate from the rights granted herein.

(4)       Any tax liability in connection with the Options (including with respect to the grant, exercise, sale of the Options or the shares receivable upon their exercise) shall be borne solely by the Employee.

(5)       The Company's Compensation Committee, Audit Committee, Board and shareholders have approved the grant of the Options.

5.9	D&O Insurance: The Employee shall be included within the Directors & Officers Insurance Policy of the Company for the duration of his employment with the Company, subject to those approvals required according to applicable law.

5.10	Annual Medical Survey ("Seker Refoi"): The Employee shall be entitled, during his employment, to conduct an annual medical survey to be performed in any recognized medical institution in the state of Israel and the Company shall finance such survey up to an aggregate amount of NIS 3,000 in each employment year.

6.	Termination of Employment

6.1.	Either party may terminate the Employee’s employment with the Company without cause at any time upon four (4) months' prior written notice (the “Notice” and the “Notice Period”, accordingly). During the Notice Period, the Employee shall be entitled to receive in addition to applicable Monthly Salary at the Notice time and benefits hereunder, a one time adaptation fee equal to the difference in percentage between the Employee’s actual employment capacity at the time of Notice and the fulltime employment capacity multiplied by the Monthly Salary on a full time basis. The Company shall have the right, in its sole discretion, to require the Employee to continue working for the Company during the Notice Period. During the Notice Period, the Employee shall be entitled to all payments and shall continue to accrue all benefits to which he is entitled under this Agreement in the same manner as he was entitled prior thereto.

6.2.	The Employee’s employment shall be terminated by his death or disability. (For purposes of this section, “disability” shall be deemed to have occurred if the Employee is unable, due to any physical or mental disease or condition, to perform his normal duties of employment for 120 consecutive days or 180 days in any twelve month period.). In such an event, he shall be entitled to continue to receive his Monthly Salary for four (4) months following his last day of actual employment by the Company. Such amount shall be in addition to any severance payment he is entitled to receive according the provisions of the Severance Compensation Law - 1963. In addition, in such events, the Board of Directors shall take the necessary steps so that (a) any outstanding, but unvested, options granted to the Employee shall vest upon the effective date of his termination; and (b) the period during which the Employee shall be permitted to exercise such options shall be extended to two (2) years from the effective date of his termination as defined in the ESOP governing the options in question. Should the Employee’s employment be terminated as a result of his death, the benefits granted herein, shall be granted instead to his lawful heir or heirs.

7.	Taxes and Other Payments

7.1.	Unless otherwise specifically provided for in this Agreement, the Company shall not be liable for the payment of taxes or other payments for which the Employee is responsible as result of this Agreement or any other legal provision, and the Employee shall be personally liable for such taxes and other payments.

7.2.	The Employee hereby agrees that the Company shall deduct from his Annual Salary the Employee’s national insurance fees, income tax and other amounts required by law or the terms of this Agreement. The Company shall provide the Employee with documentation of such deductions.

8.	The Obligations of the Employee

8.1.	During the period of his full-time employment with the Company, the Employee agrees to devote his entire business time, energy, abilities and experience to the performance of his duties, (or such lower amount if his position is reduced in accordance with this Agreement) effectively and in good faith.

8.2.	During the period of his full-time employment with the Company, the Employee shall not be employed, whether or not during regular business hours, for pay by any other party other than the Company (or any of its subsidiaries), without the prior permission of the Company. In the event the Employee employment capacity is lower than full time (100%), the Employee may be employed by any other entity or engage in any other activity provided it does not conflict with is responsibilities under this Agreement and the consent of the Company not to be unreasonably withheld..

8.3.	Notwithstanding the foregoing, even while his position is full-time, the Employee may serve as a director or advisory board member or in a similar role in other companies or entities, provided that such activity does not interfere with the fulfillment of his obligations under this Agreement, and subject to section 8.4 below.

8.4	The Employee agrees to immediately inform the Company of any Company issue or transaction in which the Employee has a direct or indirect personal interest which could cause a conflict of interest for the Employee in the fulfillment of his responsibilities as an employee of the Company.

8.5.	The Employee hereby gives irrevocable instructions and permission to the Company to deduct from any amounts owed to the Employee by the Company, including amounts payable as severance compensation, (a) any debt he has or will have to the Company; and/or (b) any amount that was wrongfully or mistakenly paid to him by the Company. Any such amounts to be deducted shall be calculated in real terms as of the date of the deduction.

8.6.	The Employee declares that he is free to enter into this Agreement and that he has no obligations of any kind to any third party that would impair this Agreement, either as an employee or an independent contractor. The Employee further declares that as long as he remains an employee of the Company, he will not incur any such obligations.

8.7.	The Employee agrees to keep confidential (a) all professional, scientific, commercial, and business information; and (b) any other information or document that comes to the Employee’s knowledge in connection with the affairs of the Company (collectively, the “Confidential Information”), and agrees not to use or exploit the Confidential Information or to disclose it to any third party where such use, exploitation or disclosure in not directly related to the affairs of the Company, unless the Company gives prior written authorization of such disclosure.

8.8.	The Employee agrees that during his employment by the Company and thereafter he (a) will not disseminate or otherwise make use of the Confidential Information or of other non-public information of which he learned while working for the Company, except where such dissemination or use is directly related to the affairs of the Company; (b) will maintain the confidentiality of the Confidential Information; and (c) will not in any way act to injure the reputation of the Company or any of its affiliated companies.

8.9	The Employee understands and recognizes that his services to the Company are special and unique. Therefore, he agrees that during the term of this Agreement and for six (6) months after the termination for any reason of his employment, he shall not be employed in or give any services to any business or third party that competes directly with the Company or whose activities conflict with the activities of the Company, unless the Board has given his explicit written consent prior the commencement of such employment or the giving of such services.

8.10	Upon termination of his employment, the Employee agrees to assist the Company with an orderly transition of his responsibilities and to return to the Company any documents, information and/or materials and any equipment that were given to him or which were created by him in connection with his employment.

9.	Intellectual Property Rights

9.1.	The Employee declares that he is aware that anything that is done by him in the Company or in connection with the Company, whether it be an invention, a discovery, or the development of an idea or a thing, all within the framework of the Company’s business (the "Development”) shall belong to and be controlled by the Company, unless the Board of Directors shall, in writing, direct otherwise.

9.2.	The Company shall have the right to fully utilize and exploit the Development, as it sees fit, including changing it, registering part or all of it as a patent, whether in Israel or abroad, selling it, transferring it to a third party, all without being required to either receive the Employee’s consent or pay the Employee any additional payment for such Development apart from any payment he receives pursuant to this Agreement.

9.3.	The Development and any subsequent intellectual property arising therefrom shall remain the sole property of the Employer even after the Employee’s employment terminates for any reason. The termination of this Agreement, whether due to its breach or its own terms, shall not impair the Company’s exclusive rights in the Development. Notwithstanding the termination of this Agreement, the Board shall have the discretion to award the Employee a cash payment as a result of any Development or subsequent intellectual property arising therefrom developed primarily by the Employee.

9.4.	The Employee may not do anything with the Development or any related materials without the knowledge and prior consent of the Company. The Employee declares that he neither has nor will have any rights in the Development or its fruits and that all rights to the Development and its fruits shall fully reside in the Company.

9.5.	Even in the event that at the time of the termination of the Employee’s employment for any reason the Development has not been completed, the Employee shall be prohibited from any continued activity in connection with the subject of the Development, alone or in concert with others, that is not explicitly allowed in writing by the Company. The Company alone will be the sole owner of the uncompleted Development and shall have the sole right to complete the Development or to take any other action in connection with the Development.

10.	Indemnification and Insurance

The Company shall insure and indemnify the Employee for all actions taken in good faith in pursuit of his duties and obligations to the Company. Such steps shall include, but shall not necessarily be limited to, the obtaining of an appropriate level of Directors and Officers Liability insurance coverage and including the Employee in its Directors and Officers Liability insurance coverage.

11.	General

11.1.	It is agreed that the provisions of this Agreement represent the full scope of the agreement between the parties and that neither side shall be bound by any promises, declarations, exhibits, agreements or obligations, oral or written, that are not included in this Agreement prior to its execution. Any changes or amendments to this Agreement must be in writing and signed by both parties.

11.2.	This Agreement shall be governed by, and construed and interpreted under, the laws of the State of Israel. The parties agree that any legal claim lodged by one party against the other arising from the terms of this Agreement shall be adjudicated only by the appropriate court in Tel Aviv, Israel.

11.3.	If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

11.4.	The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company, its successors and assigns, and upon the Employee and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of the Employee's obligations hereunder may not be transferred or assigned by the Employee.

11.5	The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith or with any other term, condition or provision hereof, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective or any purpose whatsoever unless such waiver is in writing and signed by such party.

11.6	The headings of Sections are inserted for convenience and shall not affect any interpretation of this Agreement.

12.	Notices

12.1.	A notice that is sent by registered mail to a party at its address as set forth in paragraph 12.2, below, shall be deemed received three (3) days after its posting, and the receipt stamped by the post office shall represent definitive evidence of the date of mailing.

12.2.	The addresses of the parties for the purposes of this Agreement are:

XTL Biopharmaceuticals Ltd.

5 Ha'haroshet St,

Ra'anana 43656, Israel

Employee:

Joshua Levine

25 Ahi Dakar Street

Raanana 4325962

Israel

IN WITNESS WHEREOF the parties have hereunto set their hands at the place and on the date first above written.

XTL Biopharmaceuticals Ltd.

By:

Name	Shlomo Shalev
Title	Chairman
Date:	August__, 2017

By:
Name	Joshua Levine
Date:	August__, 2017

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